DESCRIPTION OF SECURITIES
The following description of the capital stock of iHeartMedia, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our Fifth Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate”) and Fourth Amended and Restated Bylaws, as amended from time to time (the “Bylaws”) is a summary and is qualified in its entirety by reference to the full text of our Certificate and Bylaws and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Our Certificate authorizes capital stock consisting of:

•100,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•1,000,000,000 shares of Class A common stock, par value $0.001 per share; and

•1,000,000,000 shares of Class B common stock, par value $0.001 per share.

We have no shares of preferred stock issued and outstanding. The following summary describes the material provisions of our capital stock.
Preferred Stock
Under the terms of our Certificate, our Board of Directors (the “Board”) is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock.
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the terms of any one or more series or classes of preferred stock, holders of our Class A common stock have the exclusive right to vote for the election of directors. There are no cumulative voting rights in the election of directors. All matters presented to the stockholders at a meeting at which a quorum is present are determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon (other than the election of directors, who shall be elected by a plurality of all votes cast), unless the matter is one upon which, by applicable law, the Certificate, the Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
Holders of shares of our Class A common stock are entitled to receive dividends, on a per share basis, when and if declared by our Board out of funds legally available therefor and whenever any dividend is made on the shares of our Class B common stock subject to certain exceptions set forth in our Certificate.
The Company may not subdivide or combine (by stock split, reverse stock split, recapitalization, merger, consolidation or any other transaction) its shares of Class A common stock or Class B common stock without subdividing or combining its shares of Class B common stock or Class A common stock, respectively, in a similar manner.
Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata together with holders of our Class B common stock our remaining assets available for distribution.
Class A common stock certificates issued upon transfer or new issuances of Class A common stock shares will contain a legend stating that such shares of Class A common stock are subject to the provisions of our Certificate, including but not limited to provisions governing compliance with requirements of the Communications Act of 1934, as amended (the “Communications Act”) and regulations thereunder, including, without limitation, those concerning foreign ownership and media ownership.
Class B Common Stock
Holders of shares of our Class B common stock are not entitled to vote for the election of directors or, in general, on any other matter submitted to a vote of the Company’s stockholders, but are entitled to one vote per share on the following matters: (a) any amendment or modification of any specific rights or obligations of the holders of Class B common stock that does not similarly affect the rights or obligations of the holders of Class A common stock, in which case the holders of Class B Common Stock are entitled to a separate class vote, with each share of Class B common stock having one vote; and (b) to the extent submitted to a vote of our stockholders, (i) the retention or dismissal of outside auditors by the Company, (ii) any dividends or distributions to our stockholders, (iii) any material sale of assets, recapitalization, merger, business combination, consolidation, exchange of stock or other similar reorganization of the Company or any of its subsidiaries, (iv) the adoption of any amendment to our certificate of incorporation, (v) other than in connection with any management equity or similar plan adopted by our Board, any authorization or issuance of equity interests, or any security or instrument convertible into or exchangeable for equity interests, in the Company or any of its subsidiaries, and (vi) the liquidation of the Company, in which case in respect to any such vote concerning the matters described in clause (b), the holders of Class B common stock are entitled to vote with the holders of the Class A common stock, with each share of common stock having one vote and voting together as a single class.
Holders of shares of our Class B common stock are generally entitled to convert shares of Class B common stock into shares of Class A common stock on a one-for-one basis, subject to the Company’s ability to restrict conversion in order to comply with the Communications Act and Federal Communications Commission (“FCC”) regulations.
Holders of shares of our Class B common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor and whenever any dividend is made on the shares of our Class A common stock subject to certain exceptions set forth in our certificate of incorporation.
Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class B common stock will be entitled to receive pro rata with holders of our Class A common stock our remaining assets available for distribution.
Special Warrants
We have issued special warrants to purchase shares of Class A common stock or Class B common stock (the “Special Warrants”) in connection with a series of transactions that were designed to restructure our capital structure in connection with our voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Reorganization”). A Special Warrant may be exercised by its holder to purchase one share of Class A common stock or Class B common stock at an exercise price of $0.001 per share, unless we in our sole discretion believe such exercise would, alone or in combination with any other existing or proposed ownership of common stock, result in, subject to certain exceptions, (a) such exercising holder owning more than 4.99% of our outstanding Class A common stock, (b) more than 22.5% of our capital stock or voting interests being owned directly or indirectly by foreign individuals or entities, (c) our exceeding any foreign ownership threshold set by the FCC pursuant to a declaratory ruling or specific approval requirement or (d) our violating any provision of the Communications Act or restrictions on ownership or transfer imposed by our certificate of incorporation or the decisions, rules and policies of the FCC. Although the agreement governing the Special Warrants provides that the Company may also decline to permit the exercise of Special Warrants if such exercise would result in more than 22.5% of our capital stock or voting interests being owned directly or indirectly by foreign individuals or entities, the Company received a ruling from the FCC permitting it to have up to 100% foreign ownership in the aggregate. Any holder exercising Special Warrants must complete and timely deliver to the warrant agent the required exercise forms and certifications required under the special warrant agreement.
To the extent there are any dividends declared or distributions made with respect to the Class A common stock or Class B common stock, those dividends or distributions will also be made to holders of Special Warrants concurrently and on a pro rata basis based on their ownership of common stock underlying their Special Warrants on an as-exercised basis; provided, that no such distribution will be made to holders of Special Warrants if (x) the Communications Act or an FCC rule prohibits such distribution to holders of Special Warrants or (y) our FCC counsel opines that such distribution is reasonably likely to cause (i) us to violate the Communications Act or any applicable FCC rule or (ii) any such holder not to be deemed to hold a non-cognizable (under FCC rules governing foreign ownership) future equity interest in us; provided further, that, if any distribution of common stock or any other securities to a holder of Special Warrants is not permitted pursuant to clauses (x) or (y), we will cause economically equivalent warrants to be distributed to such holder in lieu thereof, to the extent that such distribution of warrants would not violate the Communications Act or any applicable FCC rules.
To the extent within our control, any tender or exchange offer subject to Sections 13 or 14 of the Exchange Act for Class A common stock, Class B common stock or Special Warrants will be made concurrently and on a pro rata basis (in the case of holders of Special Warrants, based upon their ownership of common stock underlying their Special Warrants on an as-exercised basis) to all holders of Class A common stock, Class B common stock and Special Warrants. Distributions to holders of Special Warrants and payments to holders of Special Warrants pursuant to a tender or exchange offer for Special Warrants subject to Sections 13 or 14 of the Exchange Act will be made in compliance with FCC rules and policies.
The number of shares of our common stock to be received upon exercise of each special warrant is subject to adjustment from time to time. Such number will increase or decrease proportionally upon any increase or decrease in the number of shares of our common stock outstanding resulting from any subdivisions, splits, combination or reverse splits (except in connection with a change of control). We are not required to issue fractional shares in connection with the exercise of Special Warrants, and may either pay an amount in cash in lieu of such fractional shares or round the number of shares received to the nearest whole number. The exercise price is not subject to any adjustment.
Upon the occurrence of any reclassification or recapitalization whereby holders of our common stock are entitled to receive proceeds in cash, stock, securities or other assets or property with respect to or in exchange for common stock, holders who exercise Special Warrants are entitled to receive such proceeds commensurate with the number of shares of common stock they would have received if they had exercised their Special Warrants immediately prior to such reclassification or recapitalization. Upon a change of control in which the only consideration payable to holders of common stock is cash, each special warrant will be deemed to be exercised immediately prior to the consummation of such change of control and the holder will receive solely the cash consideration to which such holder would have been entitled as a result of such change of control. Upon a change of control in which the consideration payable to holders of common stock is other than only cash, at our option, each special warrant will be either (A) assumed by the party surviving such change of control and will continue to be exercisable for the kind and amount of consideration to which such holder would have been entitled as a result of such change of control had the special warrant been exercised immediately prior, or (B) if not assumed by the party surviving such change of control, deemed to be exercised immediately prior to the consummation of such change of control and the holder will receive the consideration to which such holder would have been entitled as a result of such Change of Control, less the exercise price, as though the special warrant had been exercised immediately prior.
The Special Warrants will expire on the earlier of the twentieth anniversary of the issuance date and the occurrence of a change in control of the Company.
Forum Selection
Our Certificate includes a forum selection clause that provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the DGCL, our certificate of incorporation or our Bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine. The forum selection clause in our Certificate is subject to a number of exceptions, including actions that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery. Section 27 of the Exchange Act vests exclusive federal jurisdiction for all claims brought to enforce any duty or liability created under the Exchange Act. Therefore, our forum selection clause will not apply to any such claim.
In addition, our Bylaws provide that the federal district courts of the United States are the exclusive forum for any complaint raising a cause of action arising under the Securities Act of 1933, as amended.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the forum selection provisions of our Certificate and Bylaws described above. Although we believe our forum selection clauses will benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for these specified types of actions and proceedings, they may have the effect of discouraging lawsuits against us or our directors and officers.
Anti-Takeover Provisions
Certain provisions in our Certificate, Bylaws and the DGCL contain provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of our common stock held by stockholders. These provisions include:

Action by Written Consent. Our certificate of incorporation prohibits our stockholders from acting by written consent. Our stockholders may only take action at a duly called annual or special meeting of stockholders.
Special Meetings of Stockholders. Except as required by law, special meetings of our stockholders may called at any time only by or at the direction of a majority of our Board. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of us.
Advance Notice Procedures. Our Bylaws establish advance notice procedures for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting and who complies with the advance notice procedures.

Although the Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
The lack of cumulative voting may make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Section 203 of the DGCL
We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by specified employee stock plans; or

•at or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the Company’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.
Restrictions relating to FCC Regulations
Pursuant to our certificate of incorporation, we may restrict the ownership, or proposed ownership, of shares of our Class A common stock or Class B common stock (collectively, our “capital stock”), or Special Warrants by any person or entity if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any of our business activities or proposed business activities under the Federal Communications Laws or (c) subjects or could subject us to any regulation under the Federal Communications Laws to which we would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). The term “Federal Communications Laws” means any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

If we believe that the ownership or proposed ownership of shares of our capital stock of by any person or entity may result in a FCC Regulatory Limitation, such person or entity must promptly furnish to us such information as we request. If (a) any person or entity from whom information is requested does not comply, or (b) we conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of our capital stock results or could result in a FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), we may (w) refuse to permit the transfer of shares of our capital stock to a proposed stockholder or refuse to permit the conversion of shares, (x) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (y) redeem such shares of our capital stock held by such stockholder, and/or (z) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause a FCC Regulatory Limitation. Any refusal to transfer, suspension of rights or refusal to convert pursuant to clauses (w) and (x), respectively, of the immediately preceding sentence will remain in effect until the requested information has been received and we have determined that such transfer, conversion, or the exercise of such suspended rights, as the case may be, will not result in a FCC Regulatory Limitation.
The terms and conditions of redemption pursuant to the preceding paragraph are as follows:

•the redemption price of any shares to be redeemed shall be equal to the fair market value of such shares;

•the redemption price of the shares may be paid in (x) any debt or equity securities of the Company, any subsidiary of the Company or any other corporation or other entity, or any combination thereof (the “redemption securities”), having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board, has a value, at the time notice of redemption is given at least equal to the fair market value of the shares to be redeemed, assuming the redemption securities were fully distributed and subject only to normal trading activity, (y) cash or (z) any combination of redemption securities or cash;

•if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board;

•at least 15 days’ written notice of the redemption date will be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder);

•from and after the redemption date, any and all rights of whatever nature in respect of the shares selected for redemption will cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or redemption securities payable upon redemption; and

•such other terms and conditions as the Board shall reasonably determine are required by law.

Corporate Opportunity Doctrine
To the fullest extent of law, the Company renounces and waives any interest or expectancy of the Company in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities presented to any of its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Company. None of its respective officers, directors or stockholders shall be liable to the Company or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company, unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company.

The doctrine of corporate opportunity shall not apply to the Company or any of its officers or directors in circumstances where its application would conflict with any fiduciary duties or contractual obligations or to any other corporate opportunity with respect to any of the officers or directors of the Company unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Company and such opportunity is one the Company is financially able and legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and officers.
The limitation of liability, indemnification and advancement provisions that are included in our certificate of incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company.
Listing
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “IHRT.”